Exhibit A


                             STOCKHOLDERS' AGREEMENT

           AGREEMENT, dated as of February 27, 1996, among Amos B. Hostetter, Jr. ("Hostetter"), the Amos B. Hostetter, Jr. 1989 Trust (the "Hostetter Trust"), Timothy P. Neher ("Neher"), Corporate Advisors, L.P., a Delaware limited partnership ("Corporate Advisors"), the stockholders set forth on Schedule A-1 (collectively, the "Boston Ventures Stockholders"), the stockholders set forth on Schedule A-2 (collectively, the "Other Stockholders"), and U S WEST, INC., a Delaware corporation ("Acquiror"). Hostetter, the Hostetter Trust, Neher, the Boston Ventures Stockholders, and the Other Stockholders sometimes are referred to herein collectively as the "Stockholders" and individually as a "Stockholder."

                            W I T N E S S E T H:

           WHEREAS, each of the Stockholders is the beneficial and record owner of the shares of capital stock of CONTINENTAL CABLEVISION, INC., a Delaware corporation (the "Company"), set forth opposite each such Stockholder's name on Schedule B-1;

           WHEREAS, Corporate Advisors possesses certain rights with respect to the shares of capital stock of the Company owned by the entities listed on Schedule A-3 (the "CP Entities");

           WHEREAS, concurrently with the execution of this Agreement, Acquiror and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will be merged with and into Acquiror (the "Merger"), with Acquiror continuing as the Surviving Corporation; and

           WHEREAS, in order to induce Acquiror to enter into the Merger Agreement, the Stockholders and Corporate Advisors wish to make certain representations, warranties, covenants and agreements in connection with the merger.

           NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                 ARTICLE  I
                                 DEFINITIONS

           1.1 Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement and the following terms shall have the following meanings:

           "beneficially own" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

           "Control" shall mean, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term "Controlling Person" shall have a correlative meaning.

           "CP Shares" shall mean the shares of Company Preferred Stock owned by the CP Entities set forth on Schedule B-2.

           "Equity Securities" shall have the meaning set forth in Rule 405 under the Securities Act.

           "Permitted Assignee" shall mean (i) with respect to Hostetter and the Hostetter Trust, (w) Hostetter, (x) Hostetter's lineal descendants, (y) a trust for the benefit of, the estate of, executors, personal representatives, administrators, guardians or conservators of, any of the individuals referred to in the foregoing clauses (w) and (x) (but only in their capacity as such) and (z) charitable trusts and charitable foundations formed by Hostetter (including, without limitation, the Hostetter Foundation); (ii) with respect to Neher, (w) Neher, (x) Neher's lineal descendants, (y) a trust for the benefit of, the estate of, executors, personal representatives, administrators, guardians or conservators of, any of the individuals referred to in the foregoing clauses (w) and (x) (but only in their capacity as such) and (z) charitable trusts and charitable foundations formed by Neher and (iii) with respect to the CP Entities, the Boston Ventures Stockholders and the Other Stockholders, (x) any Person Controlled by such Stockholder or CP Entity and (y) its respective partners, members, stockholders or other holders of equity interests in such Stockholder or CP Entity.

           "Representatives" shall have the meaning set forth in Section
 3.4.

           "Restricted Stockholder" shall mean any Stockholder that, individually or together with its Affiliates, beneficially owns, or is a member of a "group" (within the meaning of Section 13(d)(3) of the Exchange
 Act) that beneficially owns, 5% or more of Media Stock.

           "Stockholder Disclosure Letter" shall have the meaning set forth in Section 2.1.

           "Voting Securities" shall have the meaning set forth in Rule 405 under the Securities Act.


                                 ARTICLE  II
                       REPRESENTATIONS AND WARRANTIES
                            OF THE STOCKHOLDERS

           2.1 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants, severally but not jointly, to Acquiror as follows:

           (a)  Ownership of Company Shares.  Except as disclosed in Section
 2.1 (a) of the letter from the Stockholders to Acquiror, dated the date hereof (the "Stockholder Disclosure Letter"), such Stockholder is the beneficial owner of the shares of Company Capital Stock set forth opposite such Stockholder's name on Schedule B-1, free and clear of all liens, claims, charges, security interests or other encumbrances and, except for this Agreement and the Merger Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries that are owned by such Stockholder, and there are no voting trusts or voting agreements with respect to such shares. The shares of Company Capital Stock set forth opposite such Stockholder's name on Schedule B-1 constitute all of the outstanding shares of capital stock of the Company owned beneficially or of record by such Stockholder and such Stockholder does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable or exchangeable for, or convertible into, shares of capital stock of the Company.

           (b) Authority to Execute and Perform Agreements. Such Stockholder has the full legal right and power and all authority required to enter into, execute and deliver this Agreement and to perform fully such Stockholder's obligations hereunder. The execution and delivery of this Agreement by such Stockholder have been duly authorized by all requisite organizational action, if any, on the part of such Stockholder. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect generally affecting creditors' rights or by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

           (c) No Conflicts, Consents. (i) Except as set forth in Section 2.1(c) of the Stockholder Disclosure Letter, the execution and delivery by such Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under (A) any contract, agreement or other binding arrangement to which such Stockholder is a party or (B) any judgment, order, writ, injunction, or decree of any court, governmental body, administrative agency or arbitrator applicable to such Stockholder.

           (ii) Except as set forth in Section 2.1(c) of the Stockholder Disclosure Letter, no consents, approvals or authorizations of, or notices or filings with, any Governmental Authority or any Third Party are required to be obtained or made by such Stockholder in connection with the execution and delivery by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby.

           (d) Ownership of Acquiror Common Stock. As of the date hereof, except as disclosed in Section 2.1(d) of the Stockholder Disclosure Letter or provided for in this Agreement, (i) such Stockholder does not, and, to its best knowledge, its Affiliates do not, beneficially own, directly or indirectly, shares of Communications Stock or Media Stock (or securities convertible into or exchangeable for any shares of Communications Stock or Media Stock) and (ii) such Stockholder is not, and, to its best knowledge, its Affiliates are not, parties to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Communications Stock or Media Stock (or securities convertible into or exchangeable for any shares of Communications Stock or Media Stock).

           (e) Information Supplied. None of the information specifically supplied or to be supplied by such Stockholder with respect to such Stockholder for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to Stockholders and at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

           2.2  Authority of Corporate Advisors to Act.

           (a) Corporate Advisors represents and warrants that it has full power and authority: (i) pursuant to the provisions of an Investment Management Agreement dated as of June 17, 1988, between the State Board of Administration of Florida (the "SBA") and Corporate Advisors, as amended (the "Management Agreement"), to act on behalf of the SBA in connection with the transactions contemplated by this Agreement, (ii) pursuant to the provisions of an Amended and Restated Limited Partnership Agreement dated as of June 20, 1988, to act on behalf of each of Corporate Partners, L.P. and Corporate Offshore Partners, L.P. in connection with the transactions contemplated by this Agreement, and (iii) pursuant to the provisions of a Co-Investment Agreement dated as of April 27, 1992 (the "Co-Investment Agreement") to control the voting and, except as set forth in section 2.2 of the letter from Corporate Advisors to Acquiror, dated the date hereof (the "Corporate Partners Disclosure Letter"), the disposition of the securities of the Company owned by Vencap Holdings (1992) Pte Ltd. and Contcable Co-Investors, L.P. (the "Co-Investors") identified on Schedule B-2 hereto.

           (b) Corporate Advisors also represents and warrants that it has been granted irrevocable proxies to vote all shares of Company Preferred Stock indicated as owned by the SBA and the Co-Investors on Schedule B-2 hereto as well as any shares of Company Common Stock issued upon the conversion or redemption of such shares of Company Preferred Stock and all other equity securities of the Company having voting rights obtained by it pursuant to ownership of the shares of Company Preferred Stock.

                                 ARTICLE  III

                                   COVENANTS

           3.1  No Disposition or Acquisition of Shares.  Subject to Section
 3.5 hereof, each of the Stockholders agrees that, except as set forth in
 Section 3.1 of the Stockholder Disclosure Letter, such Stockholder shall not, and, except as set forth in Section 3.1 of the Corporate Partners Disclosure Letter, Corporate Advisors agrees, with respect to the CP Shares, to cause the CP Entities not to, sell, transfer, pledge, hypothecate, encumber or otherwise dispose of (except upon such Stockholder's death), or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance or other disposition of, any of the shares of Company Capital Stock set forth opposite such Stockholder's name on Schedule B-1 or the CP Shares, as applicable; provided, however, that such Stockholder or CP Entity shall have the right to transfer such shares to a Permitted Assignee if such Permitted Assignee becomes a party to this Agreement and agrees to be bound by the terms hereof. Each Stockholder and Corporate Advisors agrees that the certificates representing the shares of Company Capital Stock owned by such Stockholder or the CP Entities, as applicable, shall bear a legend indicating that such shares are subject to this Agreement, which legend may be removed upon termination of this Agreement. Except as specifically set forth herein, each Stockholder and Corporate Advisors agrees, with respect to the CP Shares to cause the CP Entity, not to exchange or convert any shares of Class B Comon Stock for or into shares of Class A Common Stock. Each Stockholder agrees that, during the Measurement Period (as such term is defined in the Certificate of Designation or Series B Convertible Preferred Stock of the Company attached as Exhibit E to the Merger Agreement), such Stockholder shall not, and shall use its best efforts to cause its Affiliates not to, purchase or otherwise acquire (including through any derivative transactions) any shares of Company Capital Stock.

           3.2 Voting Arrangements. Each of the Stockholders agrees, and Corporate Advisors agrees with respect to the CP Shares, that, except pursuant to this Agreement, it shall not grant any proxies, deposit any shares of Company Capital Stock into a voting trust or enter into any voting agreement with respect to any shares of Company Capital Stock now or hereafter owned by such Stockholder or now owned by the CP Entities, as applicable, other than proxies to vote such shares at any annual or special meeting of stockholders of the Company on matters unrelated to the matters set forth in Section 4.1 hereof.

           3.3 Satisfaction of Conditions to the Merger. Each of the Stockholders agrees and Corporate Advisors agrees with respect to the CP Shares that such Stockholder, in its capacity as such, and Corporate Advisors, acting on behalf of the CP Entities, shall assist and cooperate with the parties to the Merger Agreement in doing all things necessary, proper or advisable under the Applicable Laws as promptly as practicable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement and the Transaction Documents and such Stockholder and Corporate Advisors shall not take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made or in any of the conditions set forth in Article VIII of the Merger Agreement not being satisfied.

           3.4 No Solicitation. Each of the Stockholders agrees that such Stockholder shall not, and, except as set forth in Section 3.4 of the Corporate Partners Disclosure Letter, Corporate Advisors agrees that it shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize or permit any of its officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives (collectively, "Representatives") to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an Acquisition Proposal from any Third Party, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept or enter into any agreement with respect to any Acquisition Proposal; provided, however, that, notwithstanding any other provision of this Agreement, if such Stockholder or any representative of Corporate Advisors is a member of the Board of Directors, such Stockholder or representative may take any action in such Person's capacity as a director that the Board of Directors would be permitted to take in accordance with Section 7.10 of the Merger Agreement. Such Stockholder and Corporate Advisors shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by such Stockholder or Corporate Advisors, as the case may be, or any of its Representatives with respect to any of the foregoing. Each such Stockholder and Corporate Advisors shall promptly (but in any event within 24 hours thereafter) notify Acquiror orally and in writing of any Acquisition Proposal or any inquiry which could lead to an Acquisition Proposal, within 24 hours of the receipt thereof, including the identity of the Third Party making any such Acquisition Proposal or inquiry and the material terms and conditions of any Acquisition Proposal, and if such inquiry or proposal is in writing, such Stockholder shall deliver to Acquiror a copy of such inquiry or proposal.

           3.5  Standstill; Transfer Restrictions.

           (a) Each of Hostetter and the Hostetter Trust agrees that, (i) from the date hereof until the Closing Date and (ii) from and after the Closing Date for so long as such Stockholder shall be a Restricted Stockholder, such Stockholder shall not, and shall use its best efforts to cause its Affiliates not to, without the prior written consent of the board of directors of Acquiror, (A) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any Equity Securities of Acquiror, or any rights or options to acquire such Equity Securities (other than the shares of Media Stock and Series D Preferred Stock received by such Stockholder in the Merger or acquisitions of Equity Securities of Acquiror in aggregate amounts not to exceed $20 million), (B) propose to enter into, directly or indirectly, a merger or other business combination involving Acquiror or propose to purchase, directly or indirectly, a material portion of the assets of Acquiror, (C) make, or in any way participate, directly or indirectly, in, any "solicitation" of "proxies" (as such terms are used in Regulation 14A under the Exchange Act) to vote or consent or seek to advise or influence any Person with respect to the voting of, or granting of a consent with respect to, any Voting Securities of Acquiror, (D) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of any Equity Securities of Acquiror (other than any such group consisting solely of Hostetter, the Hostetter Trust and their Permitted Assignees), (E) otherwise act, alone or in concert with others, to seek to control or influence in any public manner or public forum the management or policies of Acquiror; provided, however, that the foregoing shall not limit the ability to vote any shares of any Equity Securities of Acquiror, (F) disclose any intention, plan or arrangement inconsistent with the foregoing, (G) advise, assist (including by knowingly providing or arranging financing for that purpose) or encourage any other Person in connection with any of the foregoing, (H) request Acquiror or any agent of Acquiror, directly or indirectly, to amend or waive any provision of this Section 3.5(a) (including this sentence) or
 (I) take any action which might require Acquiror to make a public announcement regarding the possibility of a transaction between such Stockholder and Acquiror (including any of their respective Affiliates).

           (b) Hostetter, the Hostetter Trust and, subject to Section 3.5 of the Corporate Partners Disclosure Letter, Corporate Advisors agree that, from the date hereof until the Closing Date, such Stockholder and Corporate Advisors shall not, and shall use its best efforts to cause its Affiliates not to, without the prior written consent of the board of directors of Acquiror, sell, transfer, pledge, encumber or otherwise dispose of, or agree to sell, transfer, pledge, encumber or otherwise dispose of (including through any "short sales"or derivative transactions), any Equity Securities of Acquiror or any of its Subsidiaries or any rights or options to acquire such Equity Securities.

           (c) Each of Hostetter and the Hostetter Trust agrees that, from and after the Closing Date, for so long as such Stockholder shall be a restricted Stockholder, such Stockholder shall not, and shall use its best efforts to cause its Affiliates not to, without the prior written consent of the board of directors of Acquiror, sell, transfer, pledge, encumber or otherwise dispose of (including through any "short sales" or derivative transactions), any Equity Securities of Acquiror, or any rights or options to acquire such Equity Securities, except (i) to the underwriters in connection with an underwritten public offering of shares of such securities on a firm commitment basis registered under the Securities Act in accordance with the terms of the Registration Rights Agreement, pursuant to which the sale of such securities is in a manner that will effect a broad distribution, (ii) to any Permitted Assignee, provided that such Permitted Assignee becomes a party to this Agreement and agrees to be bound by the terms of this Section 3.5(c), (iii) to a Third Party in a transaction that complies with the volume and manner of sale provisions contained in Rule 144(e) and (f) as in effect on the date hereof under the Securities Act, (iv) to any Third Party in a transaction or series of related transactions (other than "short sales" or derivative transactions) whenever occurring, provided that this clause (iv) shall be unavailable in any case where such Stockholder sells more than 3% of any class or series of Equity Securities of Acquiror to a Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), (v) a bona fide pledge of shares of Equity Securities of Acquiror to a financial institution to secure borrowings of such Stockholder as permitted by Applicable Laws, and (vi) pursuant to the terms of any tender or exchange offer for Equity Securities of Acquiror made in compliance with the applicable provisions of the Exchange Act (but only so long as such Stockholder is at the time in compliance with the provisions of section 3.5(a) hereof and such tender or exchange offer does not involve any past violation of such provisions by such Stockholder).

           (d) Each of Hostetter and the Hostetter Trust agree that from and after the Closing Date until the one-year anniversary thereof, such Stockholder shall not sell, transfer, pledge, encumber or otherwise dispose of (including through any "short-sales" or derivative transactions) any equity securities of Acquiror received by such Stockholder pursuant to the Merger; provided, however, that such stockholder shall have the right to transfer such shares to a Permitted Assignee if such Permitted Assignee becomes a party to this Agreement and agrees to be bound by the terms hereof.

           (e) For the purposes of this Section 3.5, the term Acquiror shall include any successor, by operation of law or otherwise, or any Person that acquires or succeeds to all or substantially all of the assets of the Media Group. In the event of any such succession or acquisition, notwithstanding anything to the contrary contained herein, the provisions of Section 3.5(a) hereof shall continue for a period of five years from the consummation of such event.

           3.6  Non-Competition.

           (a) Except as otherwise provided in Section 3.6(b), (1) Hostetter shall not, until the first anniversary of the date (the "Termination Date") Hostetter ceases to be an employee of the Company or Acquiror or their respective Subsidiaries or Affiliates or, if the Termination Date is after December 31, 2001, the six month anniversary of the Termination Date and (2) Neher shall not, until the later of (x) the first anniversary of the date Neher ceases to be an employee of the Company or Acquiror or their respective Subsidiaries or Affiliates and (y) December 31, 1998, directly or indirectly:

           (i) engage in any activity in the telecommunications business (which shall include, but not be limited to, the provision of video, voice and data services), directly or indirectly (whether as an employee, officer, director, agent, consultant, proprietor, partner, principal stockholder or otherwise), other than as required for the performance of his employment by the Company or by a Subsidiary. For the purposes of this
 Section 3.6, the telecommunications business shall include the acquisition of existing telecommunications systems and the obtaining of franchises (or the renewal of existing franchises) for the construction and operation of telecommunications systems to provide voice, data and video services in communities throughout the United States of America and in certain foreign countries and the investment in and participation in the operating of other telecommunications and cable programming ventures; or

           (ii) engage in any action, activity or course of conduct which is detrimental to the business or business reputation of the Company or any of its Subsidiaries, including (A) soliciting, recruiting or hiring any employees of the Company or any of its Subsidiaries and (B) soliciting or encouraging any employee of the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries and (C) disclosing or furnishing to anyone any confidential information relating to the Company or any of its Subsidiaries or otherwise using such confidential information for its own benefit or the benefit of any other person.

           (b) Nothing contained in Section 3.6(a) shall prohibit or otherwise restrict Hostetter from acquiring or owning, directly or indirectly, for investment or other legitimate business purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a business engaged in the telecommunications business if either (i) such entity is a public entity and Hostetter (A) is not a Controlling Person of, or a member of a group which Controls, such entity and (B) owns, directly or indirectly, no more than 5% of any class of Equity Securities of such entity or (ii) such entity is not a public entity and Hostetter (A) is not a Controlling Person of, or a member of a group that Controls, such entity and (B) owns, directly or indirectly, no more than 10% of any class of Equity Securities of such entity.

           (c) Hostetter and Neher acknowledge and agree that the covenants and restrictions contained in this Section 3.6 are reasonable and that they shall not in any way challenge the reasonableness or the enforceability of this Section 3.6 or any covenant or restriction contained herein.

           3.7 Conversion of Class B Common Stock. In the event the Charter Amendment is not approved at the Initial Stockholders' Meeting, then promptly thereafter, but in any event prior to the record date established by the Company for the Additional Stockholders' Meeting, Hostetter and the Hostetter Trust agree to convert a number of shares of Class B Common Stock into Class A Common Stock in an amount equal to the lesser of (i) all of their respective shares of Class B Common Stock or
 (ii) that number of shares of Class B Common Stock such that Hostetter will beneficially own at least a majority of the outstanding shares of Class A Common Stock as of such record date. Hostetter and the Hostetter Trust agree to comply with the provisions of Section 4.1 hereof with respect to such shares including, without limitation, voting all of such shares of Class B Common Stock in favor of the Charter Amendment. The number of shares of Class B Common Stock to be converted by Hostetter and the Hostetter Trust shall be reduced by the number of shares of Class A Common Stock beneficially owned by Persons other than Hostetter for which an irrevocable voting agreement or proxy has been submitted to Acquiror to vote such shares in favor of the Charter Amendment and the Merger Agreement.

                                 ARTICLE  IV
               PROXY; CONVERSION; ELECTIONS; WAIVER OF RIGHTS

           4.1 Proxy. Each Stockholder hereby agrees and Corporate Advisors agrees with respect to the CP Shares that, at any meeting of the stockholders of the Company, however called, including any Stockholders' Meeting, and at every adjournment thereof, and in any action by written consent of the stockholders of the Company, to (a) vote all of the shares of Company Capital Stock then owned by such Stockholder of the CP Shares, as applicable, in favor of the adoption of the Merger Agreement as in effect on the date hereof (as such agreement may be amended (1) as contemplated by Section 7.16(b) of the Merger Agreement or (2) with the consent of such Stockholder or Corporate Advisors, as the case may be) and each of the other transactions contemplated thereby and any action required in furtherance thereof, (b) vote such shares in favor of adoption of the Charter Amendment, (c) vote such shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (d) vote such shares against any Acquisition Proposal or any other action or agreement that, directly or indirectly, is inconsistent with or that would, or is reasonably likely to, directly or indirectly, impede, interfere with or attempt to discourage the Merger or any other transaction contemplated by the Merger Agreement, including, but not limited to (i) any extraordinary corporate transaction (other than the Merger on the terms set forth in the Merger Agreement), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Company or any of its Subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its Subsidiaries, or (iii) any material change in the Company's corporate structure or business; provided, however, that, if such Stockholder or any representative of Corporate Advisors is a member of the Board of Directors of the Company, nothing herein shall be construed to obligate such Stockholder or representative to act in such Stockholder's or representative's capacity as a director in any manner which may conflict with such Person's fiduciary duties as a director of the Company.

           In furtherance of the foregoing, (i) each Stockholder hereby appoints Acquiror and the proper officers of Acquiror, and each of them, with full power of substitution in the premises, its proxies to vote all such Stockholder's shares of Company Capital Stock at any meeting, general or special, of the stockholders of the Company, and to execute one or more written consents or other instruments from time to time in order to take such action without the necessity of a meeting of the stockholders of the Company, in accordance with the provisions of the preceding paragraph and
 (ii) Acquiror hereby agrees to vote such shares or execute written consents or other instruments in accordance with the provisions of the preceding paragraph.

           The proxy and power of attorney granted herein shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest and shall revoke all prior proxies granted by such Stockholder. Such Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the disability or incompetence of such Stockholder.

           4.2 Conversion. Immediately prior to the Effective Time, Corporate Advisors agrees to cause the conversion of all of the CP Shares into shares of Company Common Stock.

           4.3 Waiver of Appraisal Rights. Each Stockholder and Corporate Advisors, with respect to the CP Shares, hereby waives its rights to appraisal under Section 262 of the DGCL with respect to any shares of Company Capital Stock owned by it or the CP Shares, as applicable, in connection with the transactions contemplated by the Merger Agreement.

           4.4 Waiver of Certain Rights. Each Stockholder hereby waives and agrees not to assert any claims or rights it may have against any director of the Company in respect of approval or adoption of the Merger Agreement or the consummation of the Merger or the other transactions contemplated thereby.

                                 ARTICLE  V
                                MISCELLANEOUS

           5.1 Termination. This Agreement shall terminate upon the earlier to occur of (i) the mutual consent of Acquiror, all of the Stockholders and Corporate Advisors, (ii) the termination of the Merger Agreement prior to the consummation of the Merger (except that if the Merger Agreement is terminated pursuant to Section 9.1(h) thereof, the last sentence of Section 3.1 of this Agreement shall not terminate), and (iii) the tenth anniversary of the Closing Date.

           5.2 Amendment. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

           5.3 Notices. Notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand, deposited in the United States mail (registered or certified, return receipt requested), properly addressed and postage prepaid, or delivered by telecopy:

           If to Acquiror, to:

           U S  WEST, INC.
           7800 East Orchard Road
           Englewood, Colorado  80111
           Telephone:  (303) 793-6500
           Telecopy:  (303) 793-6654
           Attention:  General Counsel

           with a copy to:

           Weil, Gotshal & Manges LLP
           767 Fifth Avenue
           New York, New York  10153
           Telephone:  (212) 310-8000
           Telecopy:  (212) 310-8007
           Attention:  Dennis J. Block, Esq.

           If to Amos B. Hostetter, Jr., the Hostetter Trust or to Timothy P. Neher, to:

           c/o Continental Cablevision, Inc.
           The Pilot House
           Lewis Wharf
           Boston, Massachusetts  02110

           with a copy to:

           Sullivan & Worcester LLP
           One Post Office Square
           Boston, Massachusetts  02109
           Telephone:  (617) 338-2800
           Telecopy:   (617) 338-2880
           Attention:  Patrick K. Miehe, Esq.

           If to Corporate Advisors, the Boston Ventures Stockholders or to the Other Stockholders, at such address as may be furnished to Acquiror from time to time.

           5.4 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

           5.5 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.

           5.6 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. In furtherance of the foregoing, if any court construes any of the provisions of Section 3.6, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

           5.7 Further Assurances. Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

           5.8 Parties in Interest; Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

           5.9 Entire Agreement. This Agreement and the Merger Agreement and the Transaction Documents contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto or to the Merger Agreement or any of the Transaction Documents with respect to the transactions contemplated by this Agreement and the Merger Agreement and the Transaction Documents other than those set forth herein or therein or made hereunder or thereunder.

           5.10 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

           5.11 Headings; References. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

           IN WITNESS WHEREOF, each of the parties hereto had caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                   U S WEST, INC.


                                   By:________________________________
                                   Name:
                                   Title:




                                   __________________________________
                                   Amos B. Hostetter, Jr.

                                   THE AMOS B. HOSTETTER, JR. 1989 TRUST


                                   By:________________________________
                                   Name:  Amos B. Hostetter, Jr.
                                   Title: Trustee


                                   By:________________________________
                                   Name:  Timothy P. Neher
                                   Title: Trustee



                                   ___________________________________
                                   Timothy P. Neher

                                   SCHOONER CAPITAL CORPORATION


                                   By:________________________________
                                   Name:
                                   Title:


                                   BOSTON VENTURES LIMITED PARTNERSHIP III

                                   By: BOSTON VENTURES COMPANY LIMITED
                                       PARTNERSHIP III


                                   By:________________________________
                                   Name:
                                   Title:


                                   BOSTON VENTURES LIMITED PARTNERSHIP IIIA

                                   By: BOSTON VENTURES COMPANY LIMITED
                                       PARTNERSHIP III


                                   By:________________________________
                                   Name:
                                   Title:


                                   BOSTON VENTURES LIMITED PARTNERSHIP IV

                                   By: BOSTON VENTURES COMPANY LIMITED
                                       PARTNERSHIP IV


                                   By:________________________________
                                   Name:
                                   Title:


                                   BOSTON VENTURES LIMITED
                                   PARTNERSHIP IVA

                                   By: BOSTON VENTURES COMPANY LIMITED
                                       PARTNERSHIP IV


                                   By:________________________________
                                   Name:
                                   Title:


                                   CORPORATE PARTNERS, L.P.

                                   By: CORPORATE ADVISORS, L.P.

                                   By: LFCP CORP.


                                   By:________________________________
                                   Name:
                                   Title:


                                   MELLON BANK, N.A., AS TRUSTEE FOR
                                   FIRST PLAZA GROUP TRUST

                                   By: CORPORATE ADVISORS, L.P.

                                   By: LFCP CORP.


                                   By:________________________________

                                   Name:
                                   Title:


                                   VENCAP HOLDINGS (1992) PTE LTD

                                   By: CORPORATE ADVISORS, L.P.

                                   By: LFCP CORP.


                                   By:________________________________
                                   Name:
                                   Title:


                                   CORPORATE OFFSHORE PARTNERS, L.P.

                                   By: CORPORATE ADVISORS, L.P.

                                   By: LFCP CORP.


                                   By:________________________________
                                   Name:
                                   Title:


                                   CONTCABLE CO-INVESTORS, L.P.

                                   By: CORPORATE ADVISORS, L.P.

                                   By: LFCP CORP.


                                   By:________________________________
                                   Name:
                                   Title:


                                   THE STATE BOARD OF ADMINISTRATION
                                   OF FLORIDA

                                   By: CORPORATE ADVISORS, L.P.

                                   By: LFCP CORP.


                                   By:________________________________
                                   Name:
                                   Title:



                                   CORPORATE ADVISORS, L.P.

                                   By: LFCP CORP.


                                   By:________________________________
                                   Name:  Jonathan Kagan
                                   Title: President

                                Schedule A-1


 Boston Ventures Limited Partnership III
 Boston Ventures Limited Partnership IIIA
 Boston Ventures Limited Partnership IV
 Boston Ventures Limited Partnership IVA


                                Schedule A-2


 Schooner Capital Corporation


                                Schedule A-3


 Corporate Partners, L.P.
 The State Board of Administration of Florida
 Vencap Holdings (1992) Pte Ltd
 Corporate Offshore Partners, L.P.
 ContCable Co-Investors, L.P.


                                Schedule B-1


 Stockholder                           Shares                  Class
 -----------                           ------                  -----

 Amos B. Hostetter, Jr.              1,266,025        Class B Common Stock

 The Amos B. Hostetter, Jr.
  1989 Trust                        42,843,550        Class B Common Stock

 Timothy P. Neher                    1,451,725        Class B Common Stock

 Schooner Capital Corporation        5,558,700        Class B Common Stock

 Boston Ventures Limited
  Partnership III                    3,034,525        Class B Common Stock

 Boston Ventures Limited
  Partnership IIIA                     799,825        Class B Common Stock

 Boston Ventures Limited
  Partnership IV                     2,381,725        Class B Common Stock

 Boston Ventures Limited
  Partnership IVA                    1,298,000        Class B Common Stock


                                Schedule B-2


 CP Entity                                        CP Shares
 ---------                                        ---------

 Corporate Partners, L.P.                          728,953
 The State Board of Administration
      of Florida                                    76,084
 Vencap Holdings (1992) Pte Ltd                     71,428
 Corporate Offshore Partners, L.P.                  52,107
 ContCable Co-Investors, L.P.                       42,857





                                         February 27, 1996




 US WEST, Inc.
 7800 East Orchard Road
 Englewood, CO  80111

      RE: Disclosure Letter to the Stockholders' Agreement dated as of February 27, 1996

 Ladies and Gentlemen:

           This Disclosure Letter is delivered pursuant to the Stockholders' Agreement dated as of February 27, 1996 (the "Stockholders' Agreement), among Amos B. Hostetter, Jr. ("Hostetter"), the Amos B. Hostetter Jr. 1989 Trust, certain other stockholders of Continental Cablevision, Inc. (the "Company") and US West, Inc. (the "Acquiror").

           The captions, headings and organization of this Disclosure Letter and any cross references herein to the Stockholders' Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of the matters set forth herein. Matters set forth herein under any one or more captions or with respect to any particular references to the Stockholders' Agreement are disclosed for all purposes under the Stockholders' Agreement, whether or not express cross references are provided.

           Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stockholders' Agreement.

           Section 2.1. Ownership of Company Shares. Shares of capital stock of the Company owned by Hostetter are subject to the following agreements:

                (a) Stock Liquidation Agreement dated as of March 6, 1989, as amended as of September 28, 1990, replacing and restating the Stock Acquisition Agreement made as of December 19, 1988 by and among the Company, H. Irving Grousbeck, MD Co., Burr, Egan, Deleage & Co., Roderick A. MacLeod and Amos B. Hostetter, Jr., as amended;

                (b) Stockholders' Agreement dated as of June 22, 1992 among Amos B. Hostetter, Jr. and the Corporation Partners Investors; and

                (c) Stockholders' Agreement dated as of July 15, 1992 among Amos B. Hostetter, Jr. and the Boston Ventures Investors.

           Section 2.3. No Conflicts; Consents. No additional disclosures required.

           Section 2.4 Ownership of Acquiror Stock. No additional disclosures required.

           Section 3.1 No Disposition or Acquisition of Shares. No additional disclosures required.

                               Very truly yours,



                               ________________________________
                               Amos B. Hostetter, Jr.

                               THE AMOS B. HOSTETTER, JR.
                                    1989 TRUST


                               By:_____________________________
                                  Name:  Amos B. Hostetter, Jr.
                                  Title:  Trustee







                                         February 27, 1996




 US WEST, Inc.
 7800 East Orchard Road
 Englewood, CO  80111

      RE: Disclosure Letter to the Stockholders' Agreement dated as of February 27, 1996

 Ladies and Gentlemen:

      This Disclosure Letter is delivered pursuant to the Stockholders' Agreement dated as of February 27, 1996 (the "Stockholders' Agreement"), among Schooner Capital Corporation ("Schooner"), certain other stockholders of Continental Cablevision, Inc. (the "Company") and U S WEST, Inc. (the "Acquiror").

      The captions, headings and organization of this Disclosure Letter and any cross references herein to the Stockholders' Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of the matters set forth herein. Matters set forth herein under any one or more captions or with respect to any particular references to the Stockholders' Agreement are disclosed for all purposes under the Stockholders' Agreement, whether or not express cross references are provided.

      Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Stockholders' Agreement.

      Section 2.1. Ownership of Company Shares. Pursuant to Revolving Credit Agreement, dated as of March 1, 1988 (the "Credit Agreement"), between Schooner and Citibank, N.A. ("Citibank"), Schooner has pledged to Citibank all of its shares of Company Capital Stock as security for its obligations thereunder. In addition, Schooner retains the right to make a bona fide pledge of its shares of Company Capital Stock and any equity securities of Acquiror to secure the indebtedness evidenced by the Credit Agreement and any other indebtedness of Schooner and its Affiliates.

      Section 2.3. No Conflicts; Consents. Under the Credit Agreement, Schooner has agreed not to offer for redemption, exchange or recapitalization, or agree to vote for any redemption, exchange or recapitalization, involving any shares of Company Capital Stock, without the prior written consent of Citibank. Since the Stockholders' Agreement contemplates the merger of Continental with and into the Acquiror and, in connection therewith, an exchange of shares of Company Capital Stock for shares of stock of the Acquiror, and, furthermore, since Schooner agrees in the Stockholders' Agreement to vote its shares of Company Capital Stock in favor of such merger, the prior written consent of Citibank is required under the terms of the Credit Agreement. Schooner has not yet obtained such consent from Citibank.

      Section 2.4. Ownership of Acquiror Common Stock. No additional disclosures required.

      Section 3.1. No Disposition or Acquisition of Shares. As disclosed in Section 2.1 above, Schooner has pledged its shares of Company Capital Stock to Citibank to secure Schooner's obligations under the Credit Agreement. If an event of default shall occur under the Credit Agreement, Citibank shall have the right to take title to such shares in its own name or to sell, assign or otherwise dispose of such shares. In addition, the Credit Agreement will, by its terms, terminate on June 1, 1996. At such time, Schooner expects to enter into new financing arrangements with either Citibank or another lender, pursuant to which Schooner anticipates pledging all of its shares of Company Capital Stock to Citibank or such other lender as security for such financing arrangements.

                          Very truly yours,

                          SCHOONER CAPITAL CORPORATION



                          By:_________________________________
                             Name:
                             Title:




                    Corporate Partners Disclosure Letter


 Section 2.2    Authority of Corporate Advisors to Act.

           Under the Co-Investment Agreement, if the continued ownership by any Co-Investor of the Company securities would result in, or there is a substantial likelihood that the continued ownership would result in, a violation of law or a material conflict with a regulation promulgated by a regulatory agency applicable to such Co-Investor, then such Co-Investor has certain rights to dispose of such Company securities, first, to the other Corporate Partners stockholder group entities if they so elect and, if such entities do not so elect, to third parties who must agree to be bound by the Co-Investment Agreement.

      Under the Co-Investment Agreement, the Co-Investors also have rights to offer Company securities to other Co-Investors and to the other Corporate Partner stockholder group entities pro rata and, thereafter, to transfer such Company securities to such Corporate Partner stockholder group entities in accordance therewith (in which case, such Company securities would become subject to the terms of the applicable agreement in which Corporate Advisors is given control over such Company securities).

 Section 3.1    No Disposition or Acquisition of Shares.

      See disclosure under Section 2.2 - Authority of Corporate Advisors to
 Act.

 Section 3.4    No Solicitation.

           Lazard may take any actions permitted by the Merger Agreement in its capacity as financial advisor to the Company.

 Section 3.5    Standstill; Transfer Restrictions.

                (b)  (1)  Lazard Freres & Co. LLC ("Lazard") shall be
                          permitted to trade in any securities of Acquiror or any of its Subsidiaries, as agent or fiduciary, in the ordinary course of its brokerage or other businesses (including money management business).

                     (2) The agreements contained herein shall not apply to the partners of Lazard or any Lazard affiliated entity other than Corporate Partners, Corporate Offshore Partners or Corporate Advisors or Lazard itself.